EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

	Jurisdiction of	Trade Names or
Legal Name	Organization	Fictitious Names
Swift & Company	Delaware	None
Kabushiki Kaisha SAC Japan	Japan	None
Swift Refrigerated Foods, S.A. de C.V.	Mexico	None
Swift Beef Company	Delaware	E.A. Miller
Swift Pork Company	Delaware	Monfort Pork
Swift Brands Company	Delaware	None
S&C Australia Holdco Pty. Ltd.	Delaware	None
Australia Meat Holdings Pty. Limited	Australia	None
Burcher Pty Limited	Australia	None
Miller Bros. Co., Inc.	Utah	None
Monfort Food Distribution Company	Colorado	Swift Distribution Centers
Swift & Company International Sales Corporation	Colorado	None
Monfort, Inc.	Delaware	None
S&C Resale Company	Delaware	None